201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises announces CFO Carl Schmidt plans to retire

DAVENPORT, Iowa (January 16, 2015) - Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of news, information and advertising in 50 markets, announced today that Carl G. Schmidt, vice president, chief financial officer and treasurer, has informed the company that he plans to retire July 1.

“Lee is in a very good place,” Schmidt said. “Our long-term financing is set through 2022, and we have built a solid foundation for the future. As a result, it allows me an opportunity to spend more time closer to, and with, my growing family, give something back through volunteering and otherwise accomplish a few of the things on my must do list.”

He added: “Lee is a great company with strong leadership, great people and a bright future. I’ve had many challenges and opportunities here and hope my contribution has been a positive one. I will always be grateful for the experience, and especially to the people who cover the news, sell the advertising and otherwise make the company a success.”

Mary Junck, Lee chairman and chief executive officer, said a search for a successor has begun and Spencer Stuart is assisting.

“Carl has been an extraordinary leader in keeping Lee on sound financial footing throughout the recession and the challenges our industry has faced,” she said. “I have enjoyed working side by side with Carl. He has been tireless, diligent, perseverant and forward-thinking. The board of directors joins me in expressing our appreciation to Carl for his many contributions to the long-term benefit of our company. We will miss Carl but take great comfort in the strong staff he has developed and the enduring legacy he leaves.”

Schmidt, 58, joined Lee in 2001. He previously was senior vice president and chief financial officer, secretary and treasurer of Johnson Outdoors, a publicly traded affiliate of the SC Johnson group of companies, which he joined in 1994. He began his career in 1978 as a certified public accountant at the Big Four accounting firm of KPMG LLP, in Milwaukee, Wisconsin. After a series of promotions, he became a partner in 1988.

He is a graduate of Marquette University. He has worked with many non-profit organizations and currently serves on the Board of Genesis Philanthropy.

Lee Enterprises owns 46 daily newspapers and has a joint interest in four others, along with rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100